Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 13E-3

(Form Type)

Manitex International, Inc.

Lift SPC Inc.

Tadano Ltd.

(Exact Name of Registrant and Name of Person Filing Statement)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee

Fees to be Paid	$105,270,000.00	0.00015310	$16,116.84

Fees Previously Paid	$ 0		$ 0

Total Transaction Valuation	$105,270,000.00

Total Fees Due for Filing			$16,116.84

Total Fees Previously Paid			$16,116.84

Total Fee Offsets			$ 0

Net Fee Due			$ 0

(1)

Aggregate number of securities to which transaction applies: As of August 31, 2024, the maximum number of shares of Manitex International, Inc.’s common stock to which this transaction applies is estimated to be 18,212,700, which consists of (1) 20,397,358 shares of common stock entitled to receive the per share merger consideration of $5.80; minus (2) 2,963,542 shares of common stock held by Tadano Ltd. which will remain outstanding post-closing; plus (3) 712,884 shares of common stock underlying outstanding restricted stock units, which may be entitled to receive the per share merger consideration of $5.80; plus (4) 66,000 shares of common stock underlying outstanding stock options, which may be entitled to receive the per share merger consideration of $5.80 minus any applicable exercise price.

(2)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Estimated solely for the purposes of calculating the filing fee, as of August 31, 2024, the underlying value of the transaction was calculated based on the sum of (1) the product of 17,433,816 shares of common stock entitled to receive the per share merger consideration (which represents 20,397,358 shares of common stock outstanding as of August 31, 2024 minus 2,963,542 shares of common stock held by Tadano Ltd. which will remain outstanding post-closing) and the per share merger consideration of $5.80; (2) the product of 712,884 shares of common stock underlying outstanding restricted stock units and the per share merger consideration of $5.80; and (3) the product of 66,000 shares of common stock underlying outstanding stock options and $0.29 (which is the difference between the per share merger consideration of $5.80 and the weighted average exercise price of approximately $5.51).

(3)	In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the sum calculated in note (2) above by 0.00015310.
(4)	The filing fee amount of $16,116.84 was already paid by Manitex International, Inc. under the Schedule 14A (File No. 001-32401) filed October 1, 2024, and as a result, the net fee due is $0.